Sorrento Networks Corporation
San Diego, California


We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-3 (No's. 333-103930, 333-18967, 333-112358) of our report dated April 9, 2004, except for Note Q which is as of April 22, 2004, related to the consolidated financial statements of Sorrento Networks Corporation (the "Company") appearing in the Company's Annual Report on From 10-K/A for the year ended January 31, 2004.


BDO Seidman, LLP
BDO Seidman, LLP
Los Angeles, California


May 10, 2004